                                           REGISTRATION STATEMENT NO. __________
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                          __________________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          __________________________


                             VITRONICS CORPORATION
               ------------------------------------------------
              (Exact name of issuer as specified in its charter)

  Commonwealth of Massachusetts                              042726873
  -----------------------------                          ------------------
  (State or other jurisdiction                            (I.R.S. Employer
           of incorporation)                              Identification No.)

                                 1 Forbes Road
                         Newmarket, New Hampshire 03857
                                (603) 659-6550
                         ------------------------------
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                        James J. Manfield, Jr., Chairman
                             Vitronics Corporation
                                 1 Forbes Road
                         Newmarket, New Hampshire 03857
                                (603) 659-6550
                        -------------------------------
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)

                                    Copy to:

                            Michael F. Sweeney, Esq.
                            Hinckley, Allen & Snyder
                               1500 Fleet Center
                         Providence, Rhode Island 02903
                                 (401) 274-2000
                              ____________________

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

      If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box. [_]


                                             Exhibit Index appears on page 16

================================================================================================================

                                       CALCULATION OF REGISTRATION FEE

================================================================================================================
  Title of
Each Class of                                     Proposed               Proposed
 Securities                  Amount                Maximum               Maximum                Amount of
  to be                      to be                Offering               Aggregate             Registration
Registered                Registered           Price Per Share*       Offering Price*               Fee
- ----------------------------------------------------------------------------------------------------------------
Shares of Common
Stock, $.01 par
value, acquirable
by New England Growth
Fund, L.P. upon
conversion of a 10%
Convertible
Subordinated Debenture
dated 10/1/93              2,400,000               $1.47                 $3,528,000              $1,216.55

Shares of Common
Stock, $.01 par
value, acquirable
by Barclay Investments,
Inc. upon exercise of
Common Stock Purchase
Warrants dated 12/15/92
(221,225 shares) and
10/1/93 (125,000 shares)     346,225               $1.47                 $  508,951              $  175.50

Shares of Common
Stock, $.01 par
value, issued to
A.W. Airflo
Company                      142,000               $1.47                 $  208,740              $   71.98

TOTAL REGISTRATION FEE                                                                           $1,464.03

- ----------------------------------------------------------------------------------------------------------------

(*) Estimated solely for the purpose of calculating the registration fee based on prices quoted on the American Stock Exchange on April 19, 1995.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

PROSPECTUS
- ----------
                             VITRONICS CORPORATION

                       2,888,225 Shares of Common Stock
                          (par value $.01 per share)


    The Selling Stockholders are offering for sale (the "Offering") a total of 2,888,225 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of Vitronics Corporation (the "Company").

    The Shares are being registered pursuant to the Registration Statement of which this Prospectus is a part and the Selling Stockholders are identified in the table captioned "Selling Stockholders" herein.

    The Shares are listed on the American Stock Exchange (the "AMEX") where they trade under the symbol "VTC." The average of the high and low prices for the Common Stock on April 19, 1995 was $1.47 per share. See "Risk Factors -- Volatility of Stock Price." The Selling Stockholders intend to sell the Shares in market transactions on a continuous or delayed basis, subject to certain limitations imposed by Federal and state securities laws, at then current market prices at any time, and from time to time, over the next two years. In connection with sales, it is expected that the Selling Stockholders will incur a standard commission charge. See "Plan of Distribution". The selling price of the Shares cannot be determined at this time.

SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is ___________, 1995.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048 and Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information concerning the Company can also be inspected at the offices of the AMEX at 86 Trinity Place, New York, New York 10006.

    This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Offering. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company under the Exchange Act with the Commission are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the "10K").

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide, without charge, to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to: Lorraine Giordano, Clerk, Vitronics Corporation, 1 Forbes Road, Newmarket, New Hampshire 03857; 6036596550.

                              PROSPECTUS SUMMARY

    The following information is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this Prospectus. Each prospective investor is urged to read this Prospectus, and any document incorporated by reference, in its entirety.

                                  THE COMPANY

    Vitronics Corporation (the "Company") designs, manufactures and markets highvolume systems for the soldering of surface mounted devices to, and the cleaning of, printed circuit boards ("PCBs"). The Company's solder reflow systems generally sell for between $20,000 and $150,000, and its semi-aqueous cleaning systems generally sell for between $110,000 and $160,000. Management believes that the Company's systems have the largest market share of their respective high end reflow markets (excluding Japan), with approximately 30% of the domestic and one-quarter of the worldwide solder reflow market, and in excess of 50% of the installed base of in-line, semi-aqueous cleaning systems.

    Although none of the Company's customers named below have any ongoing contractual obligation to purchase the Company's products, all have made repeated purchases of the Company's products in the past and approximately 40% of such customers currently have purchase orders pending in the Company's backlog. United States customers during the past eighteen months have included Allied Signal, AT&T, AVEX Electronics, Chrysler, GE, GM, GTE, Hughes Aircraft, IBM, Intel, McDonnell Douglas, Motorola, Northern Telecom, Raytheon, SCI and Xerox. International customers during such period have included Ericsson, Fujitsu, Hitachi, Mitsubishi, NEC, Olympus, Phillips, Siemens and Toshiba.

    During 1994, the Company successfully introduced two new solder reflow ovens into the marketplace, and recorded total sales in excess of $17 million and net income of $602,000, as compared with a net loss of $1,357,000 in 1993 on sales of $12.7 million in 1993. During the last quarter of 1994, the Company had record bookings of $5.5 million.

                                 THE OFFERING

Shares Offered....................  2,888,225 shares of Common Stock (the
                                    "Shares").

Common Stock Outstanding/1/.......  7,553,638 shares

American Stock Exchange Symbol....  VTC

Use of Proceeds...................  The Company will not receive any proceeds from the sale of Shares.

Risk Factors......................  The Shares offered hereby are speculative in nature, involve a high degree of risk and
                                    should not be purchased by anyone who cannot
                                    afford the loss of his entire investment.
                                    See "Risk Factors."

________________________________________

(1) As of March 31, 1995. Does not include the 976,200 shares reserved for issuance pursuant to options presently outstanding under the Company's stock option plans.

                                 RISK FACTORS

    INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IS SUITABLE ONLY FOR PERSONS OF SUBSTANTIAL RESOURCES WHO CAN AFFORD THE LOSS OF ALL OR A PART OF THEIR INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE FOLLOWING MATTERS BEFORE INVESTING:

    Recent History of Losses.  As reflected in the Company's financial
    ------------------------
statements, the Company recorded net income of $602,000 in fiscal 1994, after net losses of over $6 million in the aggregate for the preceding three fiscal years. The Company attributes this turnaround to an aggressive cost control program implemented in 1993, reduction in material and direct labor costs, general improvement in the economy and the marketing of innovative new products such as UNITHERM(R) II and ISOTHERM(TM). WHILE THE COMPANY WILL CONTINUE TO BUILD ON THIS STRATEGY, THERE CAN BE NO ASSURANCE OF CONTINUED PROFITABILITY.

    Bank Financing.  The Company has obtained a $500,000 line of credit with the
    --------------
First National Bank of Portsmouth. This line of credit is secured by substantially all of the assets of the Company. Management believes this line of credit, in addition to internally generated funds and capital equipment lease financing expected to be available, will be sufficient to meet the Company's working capital requirements in 1995. There can be no assurance, however, that additional debt or equity financing will not be needed or that such financing, if available, will be adequate to meet the Company's requirements on terms satisfactory to the Company.

    Business Cycles; Dependence of Company on Electronics-Related Industries.
    ------------------------------------------------------------------------
Most of the Company's customers operate in electronicsrelated industries that are subject to a decline in activity during recessions in the general economy. During the recent recession, the Company experienced a steady decline in net sales from $20.5 million in fiscal 1989 to a low of $12.3 million in fiscal 1992. Although the Company in 1994 experienced a significant increase in sales and orders for its products, there can be no assurance that the negative impact of the recent recession in the general economy, and in the electronicsrelated industries in particular, is over. Moreover, the currently forecasted slowdown in the economy, should it occur, could have a material adverse impact on the Company's operations. In the future, it should be expected that the Company's business will continue to be affected by general business cycles and that such cycles will have a material impact upon the Company's business from year to year.

    Competition.  The printed circuit board ("PCB") reflow soldering and
    -----------
cleaning markets are highly competitive. Although the Company believes that its UNITHERM and ENVIROCLEAN(R) product lines are among the most advanced systems available, management expects both lines to experience strong competition. Competition, and particularly price competition, could adversely affect the Company's ability to maintain and/or increase its sales and profitability. Although the Company has been a leader in its markets, many of the Company's current and potential competitors have substantial financial, marketing and technical resources, manufacturing capability, customer support organizations and name recognition. There can be no assurance that the Company will be able to compete successfully in the future.

    Component Supply.  The microprocessor used in the Company's UNITHERM solder
    ----------------
reflow systems is presently being purchased from only one source. There can be no assurance that this source will continue in business or continue to manufacture the component upon which the Company's products currently depend. The Company has not entered into a supply agreement with this vendor and is dependent on the availability of its components on an as-needed basis. Although management believes it can obtain the microprocessor component from other sources on competitive terms, the inability to obtain the number of these components required could result in delays or reductions in product shipments which would adversely affect the Company's operating results.

    Potential Increased Costs.  Although management believes that it has defined
    -------------------------
the production costs of its new product lines within fairly narrow ranges, these costs may vary depending on the Company's ability to take advantage (or not) of quantity discounts, etc. If the Company experiences working capital shortages in 1995, its costs may increase and gross margins decrease, which could have a material adverse impact on the Company and its prospects for growth.

    Technological Change and Dependence on New Products.  The Company's product
    ---------------------------------------------------
markets are characterized by changing technology, evolving industry standards and frequent new product introductions. The Company's success will depend upon its ability to market its existing products (including its UNITHERM, UNITHERM(R) II, ISOTHERM(TM) and ENVIROCLEAN(R) product lines) and to introduce future products on a timely basis. There can be no assurance that the Company will be successful in selecting, developing, manufacturing, and marketing new products or in continuing to market its existing products.

    In 1994, the Company commenced the manufacture and marketing of its UNITHERM II(R) and ISOTHERM(TM) reflow soldering systems. Management expects the sale of the Company's older products to diminish over time. Management believes that the success of the UNITHERM(R) II and ISOTHERM(TM) product lines is, therefore, crucial to the future of the Company. Although sales of these products to date have been encouraging, there can be no assurance that these product lines will maintain profitable sales levels in 1995. The lack of sales or profitability of these products could have a substantial and adverse impact on the Company.

    Narrow Product Line and Customer Base.  The bulk of the Company's revenues
    -------------------------------------
(92% in 1994) are derived from sales of its solder reflow systems. As a result, the Company's revenues are subject to greater variability than would be true if the Company had a broader product line. In addition, although the Company may have as many as 160 customers in any given year, approximately 15% of its net sales in fiscal 1994, 8% in fiscal 1993 and 11% in fiscal 1992 were derived from the same customer. This concentration of business could subject the Company's revenues to greater variability than would be true if the Company's sales were distributed over a broader customer base, even though no other single customer accounted for more than 10% of sales in any of the three fiscal years preceding the date of this prospectus.

    Current Patent Litigation.  On November 26, 1991, the Company filed suit
    -------------------------
against a competitor ("Conceptronic") in the United States District Court for the District of New Hampshire seeking an injunction and damages against Conceptronic for infringement of two patents owned by the Company covering the apparatus and operating methodology of its solder reflow systems. Conceptronic filed a counterclaim against the Company alleging that the patent suit was brought in bad faith to maliciously interfere with Conceptronic's business relations. Conceptronic's counterclaims were dismissed in December, 1993.

    There has been a series of rulings on technical motions by each side since the initiation of the suit which are described in detail under the heading "Legal Proceedings" in the Company's 10-K for fiscal 1994. In short, the Court at present has determined as a matter of law that the Company has produced sufficient facts which, if proved at trial, will establish Conceptronic's infringement of certain Company patents. A trial date has been set for June 20, 1995.

    Trial by jury of any patent litigation can be both expensive and time consuming, and there can be no assurance that the Company will ultimately prevail. Although the Company intends to vigorously pursue this litigation, continued litigation costs may be substantial and will reduce the Company's resources available to fund working capital requirements.

    A detailed procedural history of the patent litigation is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, which is incorporated herein by reference.

    Dependence on Key Employees.  The Company's success will depend in part on
    ---------------------------
key management and technical employees and on the Company's ability to continue to attract, retain and motivate highly talented personnel. With the exceptions of Messrs. Manfield, Lawler, Chanasyk and Spilling, the Company does not have written employment agreements with its personnel, although the Company's technical employees are required to enter into noncompetition agreements. The loss of one or more of the Company's key employees could have an adverse impact on the Company. There can be no assurance that the Company can retain its key employees or that it can attract, assimilate, or retrain other skilled personnel.

    Limits of Current Plant and Equipment; Possible Need for Additional Capital.
    ---------------------------------------------------------------------------
The current plant and equipment of the Company is not fully utilized. The Company estimates that its sales could increase to approximately $30,000,000 per year before full utilization of its capacity would occur, although there can be no assurance that such growth in sales will occur. Should sales reach the Company's maximum capacity level, however, further growth may be limited without the acquisition of additional plant space and equipment.

    Uncertainty of Forward-Looking Statements.  Although no projections are
    -----------------------------------------
included in this Prospectus, in certain instances management has made forward-looking statements regarding the Company's future prospects where it felt such information was important to an investor's understanding of the Company. These forward-looking statements are based on management's best estimates and present intentions and on assumptions that may or may not prove true. No assurance can be provided that the actual results achieved will conform with management's present beliefs, and variances, if they occur, may be material and adverse.

    Volatility of Stock Price.  The trading price of the Company's Common Stock
    -------------------------
has been subject to substantial fluctuations in response to quarter to quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, and other events or factors. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations which have particularly affected the market price for many high technology companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

    Shares Eligible for Future Sale.  There are 976,200 shares reserved for
    -------------------------------
issuance upon exercise of outstanding options granted under the Company's stock option plan, which shares will become available for future sale in the public market at prescribed times. Sales of substantial amounts of such shares in the public market could exert downward pressure on the trading price of the Common Stock.

    Lack of Dividends.  The Company has not paid any dividends on its Common
    -----------------
Stock since its inception and currently intends to retain any future earnings for use in its business.

                             SELLING STOCKHOLDERS
                             --------------------

    The following table sets forth the name, amount of Common Stock owned by the Selling Stockholders prior to the Offering, the amount to be offered for the holder's account and the amount and percentage, if required, of Common Stock to be owned by the holder after the Offering. Unless indicated in a footnote, none of the Selling Stockholders has held any position, office or material relationship with the Company within three years of the date of this Prospectus.



                                              Shares acquirable
                                              (and offered hereby)   Shares acquirable       Shares Remaining
                                              upon conversion        (and offered hereby)    if all shares
                                              10% Convertible        upon exercise of        offered hereby
                          Shares Currently    Subordinated           Common Stock            are sold
        Name                   Owned          Debenture              Purchase Warrants       (% if > 1%
        ----              ----------------    -----------------      --------------------    -----------------

New England Growth
 Fund I, L.P./1/             0                2,400,000                   0                      0

Barclay Investments,
 Inc./2/                     0                   0                      346,225/3/               0

A.W. Airflo Company/4/     142,000               0                        0                      0

___________________________________
(1) John F. Rousseau, Jr. and Robert J. Hanks are general partners of the general partner of New England Growth Fund I, L.P. ("NEGF") and have served as directors of the Company since October 1993.
(2) Barclay Investments, Inc. served as standby underwriter for the Company's 1992 Rights Offering and as Advisor for the placement of the Company's 10% Convertible Debenture to NEGF in October, 1993.
(3) Includes 125,000 shares acquirable upon exercise of a Common Stock Warrant dated October 1, 1993, and 221,225 shares acquirable upon exercise of a Common Stock Warrant dated December 15, 1992.
(4) A.W. Airflo Company supplies materials to the Company from time to time which are used in the Company's manufacturing processes.

                             PLAN OF DISTRIBUTION


    The Shares are listed on the American Stock Exchange. The distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) on the American Stock Exchange, in negotiated transactions, through the writing of options or shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions).


                        DESCRIPTION OF THE COMMON STOCK


    Common Stock.  The Company's Articles of Organization authorizes the
    ------------
issuance of 20,000,000 shares of Common Stock, par value $.01 per share. Each record holder of Common Stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote.

    In accordance with Massachusetts Business Corporation Law, the Company has a classified Board of Directors currently consisting of one director whose term expires in 1995, three directors whose terms expire in 1996 and two directors whose terms expire in 1997. Cumulative voting for the election of directors is not permitted by the Articles of Organization.

    Holders of the outstanding shares of the Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds therefor, although the Company has not declared dividends and does not have a present intention to do so in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of the Company, holders of the Common Stock are entitled to receive, ratably, the assets of the Company net of liabilities. Holders of outstanding shares of Common Stock have no preemptive, conversion or redemptive rights. All the issued and outstanding shares of the Common Stock are, and all unissued shares when issued against payment therefor will be, duly authorized, validly issued, fully paid and non-assessable.

    Transfer Agent.  Registrar & Transfer Company, 10 Commerce Drive, Cranford,
    --------------
New  Jersey, acts as the Company's Transfer Agent.


                                INDEMNIFICATION

    Section 67 of the Massachusetts Business Corporation Law (the "BCL") authorizes and empowers the Company to indemnify the directors, officers, employees and agents of the Company against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his relationship with the Company, provided that such persons acted in accordance with a stated standard of conduct in connection with the acts or events on which such claim, action or suit is based.

    In addition, Section 13(b)(1 1/2) of the BCL permits the elimination or limiting of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 and 62 of the BCL (relating to the payment of unauthorized distributions or the extension of unapproved loans to officers or directors), or
(iv) for any transaction from which the director derived an improper personal benefit.

    Under Article 6A of the Company's Articles of Organization (the "Articles") the Company may indemnify its directors, officers, employees or other agents, present or former, if provided in the Company's by-laws. Under Article 6I of the Articles, as amended, the Company's directors do not have personal liability to the Company or its stockholders for monetary damages for any breach of their fiduciary duty as directors to the extent Section 13(b)(1 1/2) of the BCL permits the limitation of such liability.

    Article V(9) of the Company's by-laws further provides for the indemnification of officers and directors to the fullest extent authorized by the BCL, and for the prompt advancement of expenses, for costs, expenses (including legal fees) and obligations paid or incurred in connection with or arising out of the defense or disposition of any action, suit or other proceeding whether civil or criminal, in which the director or officer may be a defendant or with which the director or officer may be threatened or otherwise involved, directly or indirectly, by reason of his being or having been a director or officer; provided, however, that the Company shall provide no indemnification with respect to any matter as to which any such indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was (i) in the best interest of the Company or (ii) to the extent such matter relates to federal or state securities laws, consonant with such laws.

                                 LEGAL MATTERS

    Certain legal matters in connection with the validity of the Shares offered hereby will be passed upon for the Company by Hinckley, Allen & Snyder, 1500 Fleet Center, Providence, Rhode Island 02903.

                                    EXPERTS

    The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the fiscal year ended December 31, 1994 have been audited by Coopers & Lybrand L.L.P., Independent Auditors, as stated in their report dated February 21, 1995 incorporated herein by reference, and have been so incorporated by reference in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

=====================================================           ======================================

No person has been authorized to give any
information or make any representations other
than those contained or incorporated by reference
in this Prospectus and, if given or made, such
information or representations must not be relied
upon as having been authorized by the Company.
This Prospectus does not constitute an offer to
sell any securities:  (i) other than those
specifically offered hereby, (ii) in any
jurisdiction in which such offer or
solicitation is not authorized, (iii) in any
jurisdiction in which the person making such                              [VITRONICS LOGO]
or solicitation is not qualified to do so,
(iv) to any person to whom it is unlawful to
make such offer or solicitation in such
jurisdiction, or (v) to any person who is not a
United States resident or who is outside the
jurisdiction of the United States.  Neither the
delivery of this Prospectus nor any sale hereunder
shall under any circumstances create any implication
that there has been no change in the affairs of the
Company since the date hereof or that the information
herein is correct as of any time subsequent to the
date as of which such information is provided in                           2,888,225 SHARES
this Prospectus.

               _________________

               TABLE OF CONTENTS
Available Information............................   2
Incorporation of Certain Documents
   by Reference..................................   2                --------------------------
Prospectus Summary...............................   3                        PROSPECTUS
Risk Factors.....................................   4                --------------------------
Selling Stockholders.............................   7
Plan of Distribution.............................   8
Description of the Common Stock..................   8
Indemnification..................................   8
Legal Matters....................................   9
Experts..........................................   9

=====================================================                ___________________, 1995








                                                                ======================================

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The registrant estimates that expenses in connection with the offering described in this Registration Statement, all of which shall be borne by the Company, will be as follows:

    Securities and Exchange Commission registration fee......  $   1,464
    Printing expenses*.......................................  $   4,500
    Accountant's fees and expenses...........................  $   2,500
    Legal fees and expenses..................................  $  15,000
    Blue Sky fees and expenses...............................  $   5,000
    Miscellaneous............................................  $     500
                                                                ________
        Total................................................  $  28,964
   * Includes Edgar Filing Service Charges.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 67 of the Massachusetts Business Corporation Law (the "BCL") authorizes and empowers the Company to indemnify the directors, officers, employees and agents of the Company against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his relationship with the Company, provided that such persons acted in accordance with a stated standard of conduct in connection with the acts or events on which such claim, action or suit is based.

    In addition, Section 13(b)(1 1/2) of the BCL permits the elimination or limiting of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 and 62 of the BCL (relating to the payment of unauthorized distributions or the extension of unapproved loans to officers or directors), or (iv) for any transaction from which the director derived an improper personal benefit.

    Under Article 6A of the Company's Articles of Organization (the "Articles") the Company may indemnify its directors, officers, employees or other agents, present or former, if provided in the Company's by-laws. Under Article 6I of the Articles, as amended, the Company's directors do not have personal liability to the Company or its stockholders for monetary damages for any breach of their fiduciary duty as directors to the extent Section 13(b)(1 1/2) of the BCL permits the limitation of such liability.

    Article V(9) of the Company's by-laws further provides for the indemnification of officers and directors to the fullest extent authorized by the BCL, and for the prompt advancement of expenses, for costs, expenses (including legal fees) and obligations paid or incurred in connection with or arising out of the defense or disposition of any action, suit or other proceeding whether civil or criminal, in which the director or officer may be a defendant or with which the director or officer may be threatened or otherwise involved, directly or indirectly, by reason of his being or having been a director or officer; provided, however, that the Company shall provide no indemnification with respect to any matter as to which any such indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was (i) in the best interest of the Company or (ii) to the extent such matter relates to federal or state securities laws, consonant with such laws.

ITEM 16.  EXHIBITS.

    A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective Amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective Amendment and each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to remove from registration by means of a posteffective Amendment any of the securities being registered which remain unsold at the termination of the Offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 25th day of April, 1995.

                                   VITRONICS CORPORATION



                                   By: /s/James J. Manfield, Jr.
                                      ----------------------------------------
                                     James J. Manfield, Jr., Chairman of
                                     the Board, Chief Executive Officer,
                                     Chief Financial Officer, Treasurer and
                                     Director



                                   By: /s/Daniel J. Sullivan
                                      ----------------------------------------
                                     Daniel J. Sullivan, Corporate
                                     Controller and Principal Accounting
                                     Officer



                                   By: /s/Ronald W. Lawler
                                      ----------------------------------------
                                     Ronald W. Lawler, President, Chief
                                     Operating Officer and Director



                                   By: /s/David R. A. Steadman
                                      ----------------------------------------
                                     David R. A. Steadman, Director



                                   By: /s/Allen H. Keough
                                      ----------------------------------------
                                     Allen H. Keough, Director



                                   By: /s/John F. Rousseau, Jr.
                                      ----------------------------------------
                                     John F. Rousseau, Jr., Director



                                   By: /s/Robert J. Hanks
                                      ----------------------------------------
                                     Robert J. Hanks, Director

                                 EXHIBIT INDEX
                                 -------------

No.     Item                                                            Page
- ---     ----                                                            ----
3.1     Articles of Organization, as amended to date (1)
3.2     By-Laws, as amended to date (16)
4.1     Specimen Common Stock Certificate (2)
4.2     Form of Warrant issued to the Underwriter in the
        Company' 1992 Rights Offering (12)
4.3     Form of 10% Convertible Subordinated Debenture (16)
4.4     Form of Common Stock Purchase Warrant (16)
5.0     Opinion of Messrs. Hinckley, Allen & Snyder
        regarding the legality of the securities offered (18)
*10.1   Incentive Stock Option Plan of 1983
*10.2   Incentive Stock Option Plan of 1983-II (3)
*10.3   Form of Incentive Stock Option Agreement for 1983
        Plan and the 1983-II Plan (3)
10.4    Lease of Real Property from Susan J. Conway, Trustee
        of Forbes Realty Trust (2)
*10.5   1987 Stock Option Plan (5)
10.6    Form of Non-qualified Stock Option Agreement (5)
10.7    Building Agreement and Lease of Premises at Bush Park,
        Estover, Plymouth from The Counsel of the City of
        Plymouth (5)
10.8    Lloyd's Bank Loan Agreement (5)
10.9    Department of Trade and Industry Grant (5)
10.10   Lease of Real Property from Susan J. Conway, Trustee
        of Afton Realty Trust (6)
10.11   Consulting Agreement with George F. Soderberg (7)
10.12   Non-Compete Agreement with George F. Soderberg (7)
10.13   Stock Repurchase Agreement with George F. Soderberg
        (7)
10.14   Subordinated Term Note with George F. Soderberg (7)
10.15   Lease Amendments of Real Property from Susan J. Conway,
        Trustee of Forbes Realty Trust (8)
*10.16  Employment Agreement with James J. Manfield, Jr. (8)
        (10)(14)
*10.17  Employment Agreement with Edward A. Richards (8)(10)(14)
10.18   Lease of Real Property from the Corporate Business
        Service Limited (9)
10.19   Term Note due from Anafaze, Incorporated and Security
        Agreement (9)
*10.20  Employment Agreement with Albert J. Chanasyk (14)
10.21   Employment Agreement with Dennis J. Monroe (14)
10.22   Employment Agreement by and between Peter D. Spilling
        and Vitronics Europe Ltd. (11)
*10.23  Employment Agreement with Ronald W. Lawler (15)
*10.24  Severance Agreement with Edward A. Richards (16)
10.25   Convertible Subordinated Debenture Purchase Agreement
        dated October 1, 1993 between the Company and New
        England Growth Fund I, LP. (NEGF) (16)
10.26   $1,200,000 10% Convertible Subordinated Debenture
        dated October 1, 1993 issued to NEGF (16)

                                                                      Page No.

  10.27   Amendment to Lease between Forbes Realty Trust and
          Vitronics Corporation (16)
  10.28   $350,000 Demand Promissory Note of the Company issued
          to NEGF dated January 13, 1994 (16)
  10.29   Loan Agreement between the Company and NEGF
          dated January 13, 1994 (16)
  10.30   Security Agreement between the Company and NEGF
          dated January 13, 1994 (16)
  10.31   Underwriters Common Stock Purchase Warrant issued to
          Barclay investments Inc. dated December 15, 1992 (16)
  10.32   Common Stock Purchase Warrant for 125,000 Shares issued
          to Barclay Investments Inc. dated October 1, 1993 (16)
  10.33   Business Loan Agreement between the Company and First
          National Bank of Portsmouth dated March 22, 1995 (18)
  10.34   Promissory Note of the Company to First National Bank of
          Portsmouth dated March 22, 1995 (18)
  10.35   Commercial Security Agreement between the Company and
          First National Bank of Portsmouth dated March 22, 1995 (18)
  11.1    Calculation of Net Income Per Common Share (17)
  13.1    Annual report to securityholders on Form 10-K for the
          fiscal year ended December 31, 1994                            20
  16      Letter from Deloitte & Touche regarding change of
          Accountant (13)
  21.1    Subsidiaries of the registrant (17)
  23.1    Consent of Coopers & Lybrand L.L.P.                            53
  23.2    Consent of Hinckley, Allen & Snyder (to be
          included in Exhibit 5.0
  27      Financial Data Schedule                                        54
  99.1    Directors and Officers Liability Policy and Company
          reimbursement (4)
  99.2    Complaint regarding Conceptronic Patent Litigation (14)
  99.3    Conceptronic's response to the Complaint (14)
  99.4    Conceptronic's Counterclaim (14)
  99.5    Vitronics' response to Conceptronic's Counterclaim (14)
  99.6    Order of the United States District Court concerning
          Conceptronic Patent Litigation (11)
  99.7    Correspondence concerning the Vitronics Europe Limited lease (11)
  99.8    Conceptronic's Counterclaim Summary Judgment (16)

(1) Articles of Amendment filed on August 17, 1987 are hereby incorporated by reference from Exhibits to Annual Report on Form 10-K (File No. 0-13715) filed by the Company with the Securities and Exchange Commission on March 31, 1988. The balance of Exhibit 3.1 is hereby incorporated by reference from Exhibits to Amendment No. 1 to Form S-18 Registration Statement (File No. 2-90042) filed by the Company with the Securities and Exchange Commission on August 1, 1984.

(2) Exhibits 4.1 and 10.4 are hereby incorporated by reference from Exhibits to Annual Report on Form 10-K (File No.2-90042) filed by the Company with the Securities and Exchange Commission on April 1, 1985.

(3) Exhibits 10.1, 10.2 and 10.3 are hereby incorporated by reference from Exhibits to Form S-18 Registration Statement (File No. 2-90042) filed by the Company with the Securities and Exchange Commission on March 20, 1984.

(4) Exhibit 99.1 is hereby incorporated by reference from Exhibits to Post-Effective Amendment No. 1 to Form S-18 Registration Statement (File No. 2-90042) filed by the Company with the Securities and Exchange Commission on May 10, 1985.

(5) Exhibits 10.5, 10.6, 10.7, 10.8 and 10.9 are hereby incorporated by reference from Exhibits to Annual Report on Form 10-K (File No. 0-13715) filed by the Company with Securities and Exchange Commission on March 31, 1988.

(6) Exhibit 10.10 is hereby incorporated by reference from exhibits to Annual Report on Form 10-K (File No. 0-13715) filed by the Company with the Securities and Exchange Commission on March 24, 1989.

(7) Exhibits 10.11, 10.12, 10.13 and 10.14 are hereby incorporated by reference to Form 8-K (File No. 0-13715) filed by the Company with the Securities and Exchange Commission on February 22, 1990.

(8) Exhibits 10.15, 10.16 and 10.17 are hereby incorporated by reference from exhibits to Annual Report on Form 10-K (File No. 0-13715) filed by the Company with the Securities and Exchange Commission on April 2, 1990.

(9) Exhibits 10.18 and 10.19 are hereby incorporated by reference from exhibits to Annual Report on Form 10-K (File No. 0-13715) filed by the Company with the Securities and Exchange Commission on April 1, 1991.

(10) Exhibits 10.16 and 10.17 were amended. Copies of such agreements as amended are hereby incorporated by reference from exhibits to Annual Report on Form 10-K (File No. 0-13715) filed by the Company with the Securities and Exchange Commission on March 27, 1992.

(11) Exhibits 10.22, 99.6 and 99.7 are hereby incorporated by reference to Exhibits to Form S-2 Registration Statement (File No. 33-50928) filed by the Company with the Securities and Exchange Commission on August 17, 1992.

(12) Exhibit 4.2 was hereby incorporated by reference to Exhibits to Amendment No. 2 to Form S-2 Registration Statement (File No. 33-50928) filed by the Company with the Securities and Exchange Commission on November 12, 1992.

(13) Exhibit 16 is hereby incorporated by reference to the Company's Form 8-K dated December 30, 1992, and to the Amendment thereto on Form 8 dated January 11, 1993.

(14) Exhibits 10.16, 10.17, 10.20, 10.21, 99.2, 99.3, 99.4 and 99.5 are hereby incorporated by reference from exhibits to Annual Report on Form 10-K (File No. 0-13715) filed by the Company with the Securities and Exchange Commission on March 27, 1992.

(15) Exhibit 10.23 is hereby incorporated by reference from exhibits to Annual Report on Form 10-K (File No. 0-13715) filed by the Company with the Securities and Exchange Commission on March 26, 1993.

(16) Exhibits 3.2, 4.3, 4.4, 10.24, 10.25, 10.26, 10.27, 10.28, 10.29, 10.30,
     10.31, 10.32, 21.1, and 99.8, are hereby incorporated by reference from Exhibits to Annual Report on Form 10-K (File No. 0-13715) filed by the Company with the Securities & Exchange Commission on April 13, 1994.

(17) Exhibits 11.1 and 21.1 are hereby incorporated by reference to exhibits to Annual Report on Form 10-K (File No. 0-13715) filed by the Company with the Securities and Exchange Commission on March 22, 1995.

(18) To be Filed by Amendment.

*    Management compensatory plan or arrangement.